Exhibit 5.1

Letterhead of Robinson & Cole LLP

July 10, 2013

FuelCell Energy, Inc.

3 Great Pasture Road

Danbury, Connecticut 06813

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to FuelCell Energy, Inc. a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission on June 7, 2013, with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to an aggregate offering by the Company of debt securities (“Debt Securities”), preferred stock, $.01 par value (“Preferred Stock”), warrants (“Warrants”), units (“Units”) and common stock, $.0001 par value (“Common Stock”) with an aggregate offering price up to $150,000,000.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

We have examined originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

Based upon our foregoing examination, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that (i) the Preferred Stock, Warrants, Units and the Common Stock have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued by the Company in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable and (ii) the Debt Securities, upon issuance will be duly authorized, legally issued, fully paid and non-assessable and binding obligations of the Company.

We are qualified to practice law only in the State of Connecticut. We are not qualified and do not express any opinion herein as to the laws of any other jurisdiction, except the federal laws of the United States and, to the extent required by the foregoing opinion, the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-3 and to the use our name under the heading “Legal Matters” in the Registration Statement, including the prospectus or any supplement to the prospectus, constituting a part thereof, as originally filed or subsequently amended. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

Robinson & Cole LLP

By:	/s/ Richard Krantz
Richard Krantz